Exhibit 99.1

Pactiv Fourth Quarter EPS Rises 29 Percent to $0.53, Volume Grows 7 Percent

Posts Record 2009 EPS of $2.31

LAKE FOREST, Ill.--(BUSINESS WIRE)--January 26, 2010--For the quarter ended December 31, 2009, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $71 million, or $0.53 per share, compared with $55 million, or $0.41 per share on a reported basis, or $0.42 per share excluding a restructuring charge in 2008. Sales declined 3 percent to $854 million from $883 million in 2008, reflecting 7-percent volume growth, 11-percent lower pricing, and 1-percent favorable foreign exchange. The lower pricing reflects normal selling price reductions during the year as raw material costs declined year over year.

In the fourth quarter of 2009, Pactiv changed from using a combination of the last-in, first-out (LIFO) and first-in, first-out (FIFO) inventory accounting methods to the FIFO method. All of the Company’s businesses now use the FIFO method of accounting for inventory. All results in this press release have been presented on the FIFO basis. Historical results adjusted for the inventory accounting change can be found on Pactiv’s website at www.pactiv.com, under the Investor Relations section, under “Historical Financial Statements Adjusted for Inventory Accounting Change from LIFO to FIFO.”

“Our businesses continued to perform very well in the fourth quarter. Both segments posted strong volume gains, and we also benefited from lower operating costs, primarily in freight and warehousing. For the full year, we posted 3-percent volume growth with a 2-percent increase in our Consumer segment and a 3-percent increase in our Foodservice/Food Packaging segment. We are extremely pleased with that achievement, particularly given the negative demand in our markets in 2009,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

“We aggressively addressed the pension underfunding in 2009 and made significant progress. In the fourth quarter we made a $150 million pretax pension contribution, which brought the full year contributions to $550 million pretax. We funded all of those contributions out of free cash flow. We do not plan to make additional sizeable contributions to the pension fund based on our expectation that rising interest rates will reduce the liability over time. We expect to use our free cash flow for acquisitions and other value-creating activities. As we enter 2010, we see raw material costs on the rise. I am confident we will manage that situation successfully as we have in the past, by passing through these higher costs with selling price increases, albeit with a lag,” Wambold concluded.

Operating income of $133 million rose 17 percent from $114 million primarily reflecting higher volume and lower operating costs. Fourth quarter gross margin rose to 31.7 percent compared with 26.7 percent. Operating margin was 15.6 percent compared with 12.7 percent on a reported basis and 12.9 percent excluding the 2008 restructuring charge.

After a pension contribution of $150 million pretax and related favorable cash tax effects of $39 million, free cash flow in the fourth quarter was a use of $63 million compared with a source of $120 million in 2008. Excluding the after-tax cash effect of the pension contribution, free cash flow in the fourth quarter of 2009 would have been $48 million. The year-over-year decline mainly was a result of reducing inventory in the fourth quarter of 2008.

For the full year, income from continuing operations was a record $308 million, or $2.31 per share, compared with $220 million, or $1.66 per share, in 2008. Excluding the restructuring charge of $0.08 per share, 2008 earnings per share were $1.74. Full year 2009 sales declined 6 percent to $3.36 billion from $3.57 billion in 2008. Gross margin was 33.3 percent compared with 26.0 percent, while operating margin was 17.2 percent compared with 12.5 percent. Excluding the restructuring charge, 2008 operating margin was 12.9 percent. After pension contributions of $550 million pretax and related favorable cash tax effects of $139 million, full year 2009 free cash flow was $73 million compared with $202 million in 2008. Excluding the after-tax cash effect of the pension contributions, 2009 free cash flow would have been $484 million.

Business Segment Results

Hefty® Consumer Products

Fourth quarter sales declined 5 percent to $334 million from $352 million as 7-percent favorable volume was offset by 12-percent lower pricing. The lower pricing reflects normal selling price reductions during the year as raw material costs declined year over year. Volume growth in tableware, waste bags, and disposable cookware products more than offset a small decline in food storage bags.

Fourth quarter operating income rose 32 percent to $74 million from $56 million on a reported basis and $57 million excluding a restructuring charge in 2008. The increase was driven by higher volume and lower operating costs, which more than offset higher advertising and promotion expense. Operating margin was 22.2 percent compared with 15.9 percent on a reported basis and 16.2 percent excluding the 2008 restructuring charge.

For the full year, sales of $1.29 billion declined 4 percent from $1.34 billion. Operating income was $297 million compared with $207 million on a reported basis, and $212 million excluding the 2008 restructuring charge. Operating margin was 23.1 percent compared with 15.4 percent. Excluding the restructuring charge, operating margin was 15.8 percent.

Foodservice/Food Packaging

Fourth quarter sales of $520 million declined 2 percent from $531 million in 2008, reflecting 7-percent volume growth, 10-percent lower pricing, and 1-percent favorable foreign exchange. The lower pricing reflects normal selling price reductions during the year as raw material costs declined year over year. The volume increase reflects continued growth in cups and cutlery, as well as growth across several other product lines, including polypropylene products, processor trays, aluminum products, and paper-based items.

Fourth quarter operating income increased 22 percent to $66 million from $54 million based on higher volume and lower operating costs, which more than offset higher selling, general, and administrative (SG&A) expense. Operating margin was 12.7 percent compared with 10.2 percent in 2008. Excluding the restructuring charge, fourth quarter 2008 operating income was $55 million and operating margin was 10.4 percent.

For the full year, sales of $2.08 billion declined 7 percent from $2.23 billion. Operating income was $300 million compared with $234 million in 2008. Operating margin was 14.5 percent compared with 10.5 percent. Excluding the restructuring charge, 2008 operating income was $244 million and operating margin was 10.9 percent.

Outlook

The Company has initiated a first quarter earnings per share outlook in a range of $0.38 to $0.42, and a full year outlook in a range of $2.20 to $2.40. The full year outlook includes non-cash pension income of $48 million pretax, $30 million after tax, or $0.23 per share. The lower end of the range assumes all announced raw material cost increases are implemented.

Full year 2010 sales are expected to increase between 7 percent and 9 percent. This increase includes upward selling price adjustments as raw material costs increase, as well as 4-percent to 5-percent volume growth. SG&A expense is estimated to be between $300 million and $310 million. The 2010 tax rate is expected to be 36.5 percent. Free cash flow for 2010 is anticipated to be in a range of $340 million to $360 million. Depreciation and amortization expense is expected to be approximately $190 million, and capital expenditures are estimated to be approximately $140 million.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “we do not plan to make additional sizeable contributions to the pension fund.…,” “we expect to use our free cash flow for acquisitions and other value-creating activities,” “I am confident we will manage that situation successfully as we have in the past.…” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 22 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Sales	$854	$883	$3,360	$3,567

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	583	647	2,241	2,638
Depreciation and amortization	46	44	184	182
Selling, general, and administrative	86	73	349	281
Other expense	6	5	7	6
Operating income before restructuring
and other	133	114	579	460
Restructuring and other	-	2	-	16
Operating income	133	112	579	444
Other income/(expense)
Interest income	-	-	1	2
Interest expense, net of capitalized interest	(24)	(27)	(94)	(106)
Income before income taxes	109	85	486	340
		.
Income tax expense	38	30	177	119
Income from continuing operations	71	55	309	221

Discontinued operations, net of tax	1	-	15	(4)
Net income	$72	$55	324	217

Less: Net income attributable to
noncontrolling interest	-	-	1	1
Net income attributable to Pactiv	$72	$55	$323	$216

Amounts attributable to Pactiv common
shareholders
Income from continuing operations, net of tax	$71	$55	$308	$220
Discontinued operations, net of tax	1	-	15	(4)
Net income	$72	$55	$323	$216

Average common shares outstanding (diluted)	133.9	132.7	133.5	132.5

Diluted earnings per share of common stock
attributable to Pactiv common shareholders:
Income from continuing operations
excluding restructuring and other	$0.53	$0.42	$2.31	$1.74
Restructuring and other, net of tax	-	(0.01)	-	(0.08)
Income from continuing operations	0.53	0.41	2.31	1.66
Discontinued operations, net of tax	0.01	-	0.11	(0.03)
Net income	$0.54	$0.41	$2.42	$1.63

Gross margin (before deprec. & amort.)	31.7%	26.7%	33.3%	26.0%

Operating margin
Excluding restructuring and other	15.6%	12.9%	17.2%	12.9%
Restructuring & other	0.0%	-0.2%	0.0%	-0.4%
Including restructuring and other	15.6%	12.7%	17.2%	12.5%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	December 31, 2009	December 31, 2008

Assets
Current assets
Cash and temporary cash investments	$46	$80
Accounts and notes receivable (a)	328	311
Inventories	390	391
Other	68	15
Total current assets	832	797
Property, plant, and equipment, net	1,172	1,209
Other assets
Goodwill	1,135	1,128
Intangible assets, net	372	396
Other	63	231
Total other assets	1,570	1,755

Total assets	$3,574	$3,761

Liabilities and equity
Current liabilities
Accounts payable	$144	$115
Other	268	223
Total current liabilities	412	338
Long-term debt	1,275	1,345
Pension and postretirement benefits	694	1,266
Other liabilities	192	125
Pactiv shareholders' equity	985	671
Noncontrolling interest	16	16

Total liabilities and equity	$3,574	$3,761

(a) At December 31, 2009, receivables totaling $110 million were sold, while receivables totaling $130 million were sold at December 31, 2008.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Twelve months ended December 31,	2009	2008

Operating activities
Net income	$324	$217
Less results from discontinued operations	(15)	4
Income from continuing operations	309	221
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	184	182
Deferred income taxes	208	112
Restructuring and other	(1)	12
Noncash pension income	(36)	(49)
Noncash compensation expense	16	16
Working capital	26	(130)
Pension contribution	(550)	-
Other	8	(6)
Cash provided (used) by operating activities - continuing operations	164	358
Cash provided (used) by operating activities - discontinued operations	(3)	(8)
Cash provided (used) by operating activities	$161	$350

Investing activities
Expenditures for property, plant, and equipment	(111)	(136)
Acquisitions of businesses and assets	(20)	-
Other continuing operations investing activities	2	(1)
Cash provided (used) by investing activities	$(129)	$(137)

Financing activities
Issuance of common stock	6	8
Purchase of common stock	-	(2)
Revolving credit facility payments	(70)	(230)
Dividends paid to noncontrolling interest	(1)	(1)
Other	(1)	(1)
Cash provided (used) by financing activities	$(66)	$(226)

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	-	(2)
Increase (decrease) in cash and temporary cash investments	(34)	(15)
Cash and temporary cash investments, January 1	80	95
Cash and temporary cash investments, December 31	$46	$80

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended December 31, 2009
Sales	$334	$520	$-	$854

Operating income (loss)	$74	$66	$(7)	$133

Operating margin	22.2%	12.7%		15.6%

Three months ended December 31, 2008
Sales	$352	$531	$-	$883

Operating income (loss) before
restructuring & other	$57	$55	$2	$114
Restructuring & other	1	1	-	2
Operating income (loss)	$56	$54	$2	$112

Operating margin
Excluding restructuring and other	16.2%	10.4%		12.9%
Restructuring & other	-0.3%	-0.2%		-0.2%
Including restructuring and other	15.9%	10.2%		12.7%

Twelve months ended December 31, 2009
Sales	$1,285	$2,075	$-	$3,360

Operating income (loss)	$297	$300	$(18)	$579

Operating margin	23.1%	14.5%		17.2%

Twelve months ended December 31, 2008
Sales	$1,342	$2,225	$-	$3,567

Operating income (loss) before
restructuring & other	$212	$244	$4	$460
Restructuring & other	5	10	1	16
Operating income (loss)	$207	$234	$3	$444

Operating margin
Excluding restructuring and other	15.8%	10.9%		12.9%
Restructuring & other	-0.4%	-0.4%		-0.4%
Including restructuring and other	15.4%	10.5%		12.5%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Income from continuing operations attributable to Pactiv - GAAP basis	$71	$55	$308	$220

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	1	-	10
Income from continuing operations attributable to Pactiv excluding restructuring and other charges (a)	$71	$56	$308	$230

Average common shares outstanding (diluted)	133.9	132.7	133.5	132.5

Diluted earnings per share
EPS from continuing operations - GAAP basis	$0.53	$0.41	$2.31	$1.66

Adjustments (net of tax) to exclude:
Restructuring and other charges	-	0.01	-	0.08
EPS from continuing operations excluding restructuring and other charges (a)	$0.53	$0.42	$2.31	$1.74

Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2009	2008	2009	2008
Cash flow provided by operating activities from continuing operations - GAAP basis	$(30)	$147	$164	$358
Capital expenditures - continuing operations	(33)	(27)	(111)	(136)
(Increase) decrease in asset securitization program	-	-	20	(20)
Free cash flow (b)	$(63)	$120	$73	$202

Add back pretax pension contribution	150	-	550	-
Less cash tax benefits	(39)	-	(139)	-
Free cash flow excluding pension contributions (b)	$48	$120	$484	$202

	Outlook for
	Twelve months ended December 31, 2010
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$480	$500
Capital expenditures - continuing operations	(140)	(140)
Free cash flow (b)	$340	$360

(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods. We have also shown free cash flow excluding pension contributions in order to have a comparable liquidity measure to prior years when no pension contributions were made.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com